UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 1, 2016

TIMKENSTEEL CORPORATION (Exact name of registrant as specified in its charter)

Ohio	1-36313	46-4024951
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1835 Dueber Avenue, SW, Canton, OH 44706-2798
(Address of Principal Executive Offices) (Zip Code)

(330) 471-7000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 1, 2016, Tina M. Beskid, age 41, assumed the role of Vice President - Corporate Controller and Investor Relations of the Company. In her new role, Ms. Beskid will also serve as the principal accounting officer of TimkenSteel Corporation (the “Company”). Amanda J. Sterling, who previously held the position of Vice President - Corporate Controller and served as the principal accounting officer, has assumed a new role as Vice President, Audit & Transactional Services for the Company.
Ms. Beskid joined the Company in July 2010 as Operations Controller and served in such role until January 2012. From January 2012 to January 2014, Ms. Beskid served as Human Resources Manager for the Company. From January 2014 to January 2016, Ms. Beskid served as the Company’s Director of Investor Relations and Forecast Planning and Analysis. Prior to joining the Company, Ms. Beskid held various financial management positions with Caterpillar Inc., a manufacturer of construction and mining equipment, in its Mining Business unit and Investment Analysis department, and at Eaton Corporation, a diversified industrial products manufacturer, where she served in multiple managerial roles, including as Plant Controller and North America Business Unit Controller. Ms. Beskid is a member of the American Institute of Certified Public Accountants, Ohio Society of Certified Public Accounts and the National Investor Relations Institute. She has also served on the boards of Seton Catholic School, Boy Scouts of America - Buckeye Council and Young Women’s Christian Association (YWCA). Ms. Beskid earned her bachelor’s degree in accounting and philosophy from John Carroll University.
Ms. Beskid receives an annual base salary and is eligible to participate in the compensation and benefit programs of the Company, including its equity compensation plans, as well as other benefit plans and programs such as health and life insurance and retirement and severance benefits plans.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIMKENSTEEL CORPORATION

Date:	January 7, 2016	By:	/s/ Christopher J. Holding
Christopher J. Holding
Executive Vice President, and Chief Financial Officer